UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable
(Former name or former address, if changed since last report.)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2016, Basic Energy Services, Inc. (“Basic”) received written notice (the “NYSE Notice”) from the New York Stock Exchange (the “NYSE”) that Basic does not presently satisfy the NYSE’s continued listing standards set forth in (i) Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which prohibits Basic’s average global market capitalization over a consecutive thirty trading-day period from being less than $50,000,000 at the same time its stockholders' equity is less than $50,000,000; and (ii) Section 802.01C of the Manual, which requires the average closing price of Basic’s common shares to be at least $1.00 per share over a consecutive thirty trading-day period. As noted in the NYSE Notice, as of August 18, 2016, the average closing price of Basic’s common shares over the preceding thirty trading-day period was $0.98 per share, the average global market capitalization over the preceding thirty trading-day period was approximately $41.7 million and the last reported stockholders’ deficit was approximately ($62.4) million as of June 30, 2016.

Basic has ten business days from receipt of the NYSE Notice to send a letter to the NYSE confirming receipt of the NYSE Notice and its intent to cure the deficiencies. Upon submission of such a letter, Basic would then submit a business plan within 45 days that demonstrates compliance with the market capitalization and stockholders’ equity listing standard within eighteen months following the NYSE Notice. Upon receipt of such plan, the NYSE would have 45 calendar days to review and determine whether Basic has made reasonable demonstration of its ability to come into conformity with the relevant standards within the eighteen-month period. The NYSE will either accept the plan, at which time Basic would be subject to ongoing quarterly monitoring for compliance with the plan, or the NYSE will not accept the plan and Basic would be subject to suspension and delisting proceedings.

Basic has a period of six months from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. Basic can regain compliance at any time during the six-month cure period if Basic’s common shares have a closing price of at least $1.00 per common share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per common share over the thirty-trading day period ending on the last trading day of that month.

Under the NYSE rules, Basic’s common shares will continue to be listed and traded on the NYSE during the cure periods outlined above, subject to Basic’s compliance with other continued listing requirements. The current noncompliance with the NYSE listing standards does not affect Basic’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt or other obligations. Basic is considering all available options to regain compliance with the NYSE’s continued listing standards. Basic can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain the listing of its shares on the NYSE.

Item 7.01 Regulation FD Disclosure.

On August 22, 2016, Basic issued a press release announcing that it had received the NYSE Notice, as described above in Item 3.01. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of Basic’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release dated August 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: August 23, 2016	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 22, 2016.